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                                                                     Exhibit 3.3

                          CERTIFICATE OF AMENDMENT OF
                      THE CERTIFICATE OF INCORPORATION OF
                       HORACE MANN EDUCATORS CORPORATION

HORACE MANN EDUCATORS CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST, that at a meeting of the Board of Directors of the Corporation held on 14 June 1995, a resolution was adopted setting forth the proposed Amendment to the Certificate of Incorporation of said Corporation, declaring said Amendment to be advisable and calling for submission for consideration of the Amendment to the Stockholders of said Corporation. The resolution setting forth the proposed Amendment is as follows:

RESOLVED the following amendment to the Certificate of Incorporation be recommended to the Stockholders of the Corporation for their approval at the next Annual Meeting of Stockholders: an amendment to the Company's Certificate of Incorporation to require the retirement of any Director who is 72 or more years of age following the completion of his or her then current term in office; provided, however, that Messrs. Heth and Saul will be eligible to continue to serve on the Board of Directors, if re-elected until their succcessors are duly elected and qualified at the 1997 and 1998 Annual Meetings of Shareholders, respectively.

SECOND, that the proposed amendment to the Certificate of Incorporation was submitted for consideration to the Stockholders at their Annual Meeting held on 15 August 1995 and the Stockholders did approve said amendment by adding the following ARTICLE FOURTEENTH.

"FOURTEENTH. Any Director who is 72 or more years of age shall retire following completion of his or her then current term in office; provided, however, that Messrs. Heth and Saul will not be obligated to retire pursuant to this ARTICLE FOURTEENTH until their successors are duly elected and qualified at the 1997 and 1998 Annual Meetings of Shareholders, respectively."

THIRD, that the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said HORACE MANN EDUCATORS CORPORATION has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by Paul J. Kardos, its President, and attested by Ann M. Caparros, its Corporate Secretary, this 18th day of August 1995.

                                               HORACE MANN EDUCATORS CORPORATION


ATTEST:                                        By: /s/   Paul J. Kardos
                                                   -----------------------------
                                                   Paul J. Kardos, President
By: /s/   Ann M. Caparros
    -----------------------------
    Ann M. Caparros,
    Corporate Secretary


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